Exhibit 16.1




March 21, 2001

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in second and fourth paragraphs in Item 4 of Form 8-K of Deluxe Corporation dated March 21, 2001. We have no basis for agreeing or disagreeing with the comments in the first and third paragraphs.

Yours truly,



/s/  Deloitte & Touche LLP